Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2023 by and among GoodRx, Inc., a Delaware corporation (the “Corporation”) and Scott Wagner, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation and the Executive mutually desire that the Executive be employed by the Corporation as its Interim Chief Executive Officer to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment and Duties.

1.1 Employment. Effective as of the Effective Date, the Corporation shall employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive does hereby accept and agree to such continued employment on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. The Executive shall serve the Corporation as its Interim Chief Executive Officer and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Corporation, subject to the corporate policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In this position, the Executive shall report to the Board of Directors (“Board”) of GoodRx Holdings, Inc. (“Holdings”) and shall render such administrative, financial, and other executive and managerial services to the Corporation and its affiliates as the Board may from time to time reasonably direct.

1.3 No Other Employment; Time Commitment. For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote substantially all of his business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment positions with any other entity. Further, the Executive’s service on the boards of directors (or similar bodies) of other business entities is subject to the prior approval of the Board not to be unreasonably withheld. The Corporation shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board reasonably determines that such service (x) creates a material conflict of interest or otherwise directly interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation in accordance with this Agreement or (y) is in respect of a business then in competition with any business of the Corporation.

1.4 No Breach of Contract. The Executive hereby represents to the Corporation: (i) that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out the Executive’s duties hereunder.

1.5 Location. The Executive’s principal place of employment initially shall be the offices of the Corporation located in Los Angeles, California. The Executive acknowledges that business travel may be required from time to time in the course of performing the Executive’s duties for the Corporation. Such air travel shall be provided to the Executive in business class.

2. Term. The Executive’s employment under this Agreement shall commence on April 25, 2023 (the “Effective Date”) and shall be for a term ending on the first anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement (the “Term”). For the avoidance of doubt, this Agreement will not be effective, and the Executive will not be entitled to any of the compensation and benefits set forth herein, unless and until the Executive commences employment on the Effective Date. If Executive remains employed following the expiration of the Term and this Agreement, the Executive shall continue as an “at-will” employee and only the terms of Sections 6, 8, 9, 12, 14, 15, 16, 17, 18, 20 and 23 shall survive the expiration of this Agreement.

3.	Compensation.

3.1 Base Salary. During the Term, the Executive’s annual base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective Date, the Executive’s “Base Salary” shall be at an annualized rate of $750,000.

3.2 Incentive Bonus. The Executive will be eligible to receive an incentive bonus (the “Incentive Bonus”) targeted at 100% of the Executive’s annual Base Salary, payable based on the Board’s assessment, at the end of the Term, of the Executive’s performance. The actual Incentive Bonus, if any, shall be paid within 45 days following the expiration of the Term, subject to the Executive’s continued employment by the Corporation or its affiliates through the first anniversary of the Effective Date.

3.3 Stock Option. The Corporation shall grant to the Executive a stock option (the “Option”) pursuant to Holdings’ 2020 Incentive Award Plan on the first trading day of the first “open window” under the Corporation’s Insider Trading Compliance Policy that occurs following the Effective Date. The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the closing price of Holdings’ Class A common stock on the applicable grant date, and shall have a maximum term of ten years from the applicable grant date. The number of shares of Holdings’ Class A common stock subject to the Option shall be between 2.5 million and 3.0 million, with the final number being determined by the Board in its sole discretion prior to or on the applicable grant date. Subject to Executive’s continued employment with the Corporation through the applicable vesting date, the Option shall vest and become exercisable in twelve (12) substantially equal installments on each monthly anniversary of the Effective Date.

4.	Benefits.

4.1 Health, Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee health, life and other insurance, retirement and welfare benefit plans and programs, bonus, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Expenses. During the Term, the Corporation shall reimburse Executive for all customary and reasonable business expenses incurred in the performance of his duties under this Agreement and as an officer or director pursuant to the Corporation’s expense reimbursement policies.

4.3 Vacation and Other Leave. During the Term, the Executive’s annual rate of Paid Time Off (“PTO”) accrual shall be as set forth in the Corporation’s PTO policies as in effect from time to time; provided that such vacation shall accrue and be subject to the Corporation’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Corporation.

4.4 Indemnification. The Executive shall be provided indemnification, and coverage under the Corporation’s D&O and EPL liability insurance policies.

5.	Termination of Employment.

5.1 Generally. The Executive’s employment by the Corporation, and the Term, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.5), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive for any reason, or (iv) due to the Executive’s death. The expiration of this Agreement shall not constitute a termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason.

5.2 Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately in the eve fnt of a termination by the Corporation for Cause, subject to any applicable notice and cure provisions set forth in Section 5.5. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. The effective date of termination shall be referenced herein as the “Separation Date”.

5.3	Benefits Upon Termination.

(a) Upon or following termination of the Executive’s employment for any reason, the Corporation shall pay (i) on the Corporation’s first regularly scheduled payroll date following the Separation Date (or earlier if required by applicable law), any Base Salary, PTO, and any other amounts required under applicable law that had accrued or been earned but had not been paid on or before the Separation Date; and (ii) within thirty (30) days following the Separation Date, any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Separation Date. If the Executive’s employment by the Corporation is terminated during the Term by the Corporation for Cause or by the Executive without Good Reason (as defined in Section 5.5), then following the payment of the foregoing, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation any other payments or benefits.

(b) If, during the Term, the Executive’s employment is terminated by the Corporation (or its successor or assignee) without Cause, or due to the Executive’s death or Disability, or by the Executive with Good Reason (in any case, an “Involuntary Termination”) prior to the first anniversary of the Effective Date, the Corporation shall pay the Executive (or the Executive’s estate in the case of death) an amount equal to the Executive’s Base Salary at the rate in effect on the Separation Date that the Executive would have received had the Executive remained employed through the first anniversary of the Effective Date (the “Salary Severance”), plus a Incentive Bonus determined in the Board’s sole discretion in accordance with Section 3.2 and pro rated based on the number of days that elapsed from (and including) the Effective Date through the Separation Date divided by 366 (the “Bonus Severance”) plus reimbursement of COBRA medical continuation premiums (if the Executive is eligible for, timely elects and pays for such COBRA medical continuation) for such same period (collectively, the “Severance Benefit”); provided that the Corporation shall have no obligation to reimburse the Executive for such COBRA premiums if the Corporation determines that reimbursement of such COBRA premiums would reasonably be expected to result in the imposition of excise taxes on the Corporation or any of its affiliates for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended; and provided, further, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), an amount equal to each remaining Corporation payment shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). The Corporation shall pay (or provide, as applicable) the Salary Severance to the Executive (or the Executive’s estate in the case of death) in substantially equal installments through the first anniversary of the Effective Date commencing on the Separation Date in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period. The Corporation shall pay (or provide, as applicable) the Bonus Severance to the Executive (or the Executive’s estate in the case of death) within 70 days following the Separation Date.

(c) The Severance Benefit shall be subject to Section 18, and the Executive’s continued compliance with the PIIA.

(d) The foregoing provisions of this Section 5.3 shall not affect: (i) payment of the amounts set forth in Section 5.3(a); (ii) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (iii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iv) the Executive’s receipt of any vested payments or benefits otherwise due in accordance with the terms of an applicable equity compensation plan maintained by the Corporation or Holdings and the Corporation’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a) As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or within sixty (60) days following termination of employment with the Corporation (such sixty (60)-day period being referred to as the “Release Period”), provide the Corporation with an executed general release in the form attached as Exhibit A, and such release shall have not been revoked by the Executive, and shall have become non-revocable, pursuant to, or in accordance with, any revocation rights afforded by applicable law.

(b) The Executive agrees that, upon the parties’ signing and the Executive’s not revoking Exhibit A, the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of employment during the Term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5 Certain Defined Terms. The definitions of Cause and Good Reason contained in this Agreement shall govern for purposes of this Agreement.

(a) As used herein, “Cause” shall mean that one or more of the following has occurred:

(i) the Executive has (x) been convicted of, pled guilty or no contest to, or entered into a plea agreement on charges constituting, any felony (under the laws of the United States, any relevant state, or the equivalent of a felony in any international jurisdiction in which the Corporation does business), other than a traffic violation or (y) been convicted of, or pled guilty or no contest to, any misdemeanor crime involving dishonesty or moral turpitude;

(ii) the Executive has engaged in any willful misconduct (including any willful violation of federal securities laws), gross neglect of Executive’s job duties, willful act of dishonesty, violence or threat of violence in the workplace, in each case, that either has materially injured or is reasonably expected to substantially injure the Corporation;

(iii) the Executive has willfully breached the written laws of any governmental or regulatory body applicable to the Corporation in each case, that either has materially injured or is reasonably expected to substantially injure the Corporation;

(iv) the Executive has (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness) willfully failed to comply with lawful material directives of the Board regarding his employment with the Corporation; or

(v) the Executive has (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness) materially breached this Agreement or any other material contract regarding employment with the Corporation to which the Executive and the Corporation are parties, in each case, that either has substantially injured or is reasonably expected to substantially injure the Corporation;

provided that, with respect to Sections 5.5(a)(ii), 5.5(a)(iii), 5.5(a)(iv), and 5.5(a)(v), and if the event giving rise to the claim of Cause is curable, the Corporation provides written notice to the Executive of the details of the event and the subsection(s) of Section 5.5 to which it pertains, within thirty (30) days of the Corporation learning of the occurrence of such event, that Executive is provided a reasonable opportunity to cure such Cause, and such Cause event remains uncured thirty (30) days after the Corporation has provided such written notice; provided, further, that any termination by the Corporation of the Executive’s employment for “Cause” with respect to Sections 5.5(a)(ii), 5.5(a)(iii), 5.5(a)(iv) or 5.5(a)(v) shall occur no later than thirty (30) days following the expiration of such cure period. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Corporation.

(b) As used herein, “Disability” shall mean a disability for which the Executive is deemed qualified for benefits under the Corporation’s long-term disability plan or, if the Corporation does not maintain a long-term disability plan or the Executive does not apply for such benefits, any medically determinable physical or mental impairment (as determined by a physician designated by the Corporation in good faith) resulting in Executive’s inability to perform the duties of his position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(c) As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s prior written consent:

(i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1 (provided, however, that the Executive continuing in the same role on a divisional or business unit basis following the acquisition of the Corporation by a larger entity shall not be treated as a material diminution in title, responsibilities, duties, or authority);

(ii) the Corporation’s material breach of this Agreement; or

(iii) any reduction in the Executive’s Base Salary or target Incentive Bonus other than, for both Base Salary and target Incentive Bonus individually, a one-time reduction of not more than ten percent (10%) that also is applied to substantially all other executive officers of the Corporation;

provided that, in any such case, the Executive provides written notice to the Corporation of the event giving rise to such claim of Good Reason within thirty (30) days after the Executive learns of the occurrence of such event in writing from the Corporation, and such Good Reason event remains uncured thirty (30) days after the Executive has provided such written notice; provided, further, that any resignation of the Executive’s employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

5.6 Resignation from Directorships and Officerships. Unless the parties agree otherwise in writing, the termination of the Executive’s employment with the Corporation for any reason shall be treated as the Executive’s resignation from (x) any director, officer or employee position the Executive has with the Corporation, any parent entity (including Holdings) and any of their respective affiliates, and (y) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation, any parent entity and any other subsidiaries of such parent entity, or any of their respective affiliates. The Executive agrees that this Agreement shall, unless the parties agree otherwise in writing, serve as written notice of such resignation in this circumstance. Furthermore, the Executive agrees to execute any documents evidencing such resignations that the Corporation reasonably requests.

5.7 280G Implications.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5.3, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by the Executive and in manner which comports with Section 409A.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Corporation (provided, however, that Independent Advisors may not without the Executive’s written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Corporation) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6. Covenants.

6.1 Defense of Claims. The Executive agrees that, during the Term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon reasonable notice from the Corporation, the Executive will reasonably cooperate with providing information to the Corporation necessary in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall promptly pay or reimburse the reasonable cost of the time of the Executive (at $75 per hour) and any reasonable, out-of-pocket costs and attorneys’ fees that the Executive actually incurs in connection with the Executive providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel costs incurred by the Executive in connection with the Executive’s obligations under this Section 6.1.

6.2 PIIA. The Executive hereby acknowledges that the Executive is concurrently entering into an agreement with the Corporation, substantially in the form attached hereto as Exhibit B, containing confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants (the “PIIA”), that the Executive shall be bound by the terms and conditions of the PIIA, and that such agreement shall be additional to, and not in limitation of, the covenants contained in any other written agreement between the Corporation and the Executive.

7. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. Any payments provided under this Agreement shall be treated as amounts owed to an unsecured creditor of the Corporation.

8. Withholding. Notwithstanding anything else herein to the contrary, the Corporation and its affiliates may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

9. Assignment; Binding Effect.

9.1 By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

9.2 By the Corporation. This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets; provided that the assignee in such reorganization, merger, consolidation or transfer assumes all of the Corporation’s obligations hereunder.

9.3 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

10. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California and adjudicated within Los Angeles, California.

13. Survival of Certain Provisions. Sections 5, 6, 8, 9, 12, 14, 15, 16, 17, 18 20 and 23 shall survive any termination of this Agreement. Sections 6, 8, 9, 12, 14, 15, 16, 17, 18, 20 and 23 shall survive the expiration of this Agreement.

14. Entire Agreement. This Agreement (together with the exhibits attached hereto) embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date, this Agreement (together with the exhibits attached hereto) supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof, and any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

15. Modifications, Waivers. This Agreement may not be waived, amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Arbitration. The parties hereto agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in Los Angeles, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes, which are available at https://www.adr.org/sites/default/files/employment_arbitration_rules_and_mediation_procedures_0.pdf. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses. THE EXECUTIVE AND THE CORPORATION UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION. THE EXECUTIVE AND THE CORPORATION WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

17. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including in electronic formats) and shall be deemed to have been duly given and made if (i) on delivery if delivered by hand, (ii) one (1) business day after if sent to an email address of record provided receipt is confirmed, or (iii) three business days after sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:

GoodRx, Inc.

2701 Olympic Boulevard Santa Monica, CA 90404

Attention: General Counsel

if to the Executive, to the address (or e-mail address) most recently on file in the personnel records of the Corporation.

18. Code Section 409A.

This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Each payment provided hereunder, whether part of the Severance Benefit or otherwise, is intended to be a separate payment for purposes of Section 409A of the Code, including Treasury Regulation 1.409A-2(b)(2). All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of Section 409A of the Code) (a “Separation from Service”).

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5.3, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Corporation determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Corporation shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

19. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Corporation determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall be provided to the Executive as compensation (and not as a loan) to the Executive (and as such shall be subject to tax withholding obligations).

20. Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions and/or (iv) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Corporation as soon as reasonably practicable after receiving any such request of the anticipated testimony. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof. The Corporation shall reimburse the Executive for reasonable, documented legal fees incurred in drafting and negotiating the terms of this Agreement in an aggregate amount not to exceed $15,000.

23. Clawback. The compensation payable hereunder shall be subject to (i) any clawback or recoupment policy of the Corporation or Holdings required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any clawback or recoupment policy of the Corporation or Holdings approved by the Board which applies to the senior executives of the Corporation. The Corporation and the Executive acknowledge that this Section 23 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date set forth above.

“CORPORATION”

By:	/s/ Gracye Cheng
Name: Gracye Cheng
Title: Secretary

“EXECUTIVE”

/s/ Scott Wagner
Scott Wagner

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Scott Wagner (the “Executive”) and GoodRx, Inc., a Delaware corporation (the “Corporation”), effective as of [__________], but subject to the Executive’s right to revoke as set forth in Section 3(c). In consideration of the promises set forth herein, the Executive and the Corporation agree as follows:

1. Termination and Return of Property. The Executive’s employment with the Corporation in any capacity has terminated effective [Separation Date]. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Corporation or any affiliate thereof previously in the Executive’s possession or control has been returned to the Corporation [or will be returned on or before the Separation Date].

2. Severance. The Corporation shall pay to the Executive the Severance Benefit (as defined in that certain Employment Agreement between the Corporation and the Executive dated as of [__________], 2023 (the “Employment Agreement”)) in accordance with, and subject to, the provisions of the Employment Agreement.

3. General Release and Waiver of Claims.

(a) Release By Executive. Having consulted with counsel, the Executive, on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Executive, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Corporation, its parents (including GoodRx Holdings, Inc. (“Holdings”)), subsidiaries and affiliates and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), which the Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof (including, without limitation, any Claims under any federal, state, local or foreign law that they may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Corporation, its parent entity (including Holdings) or any other subsidiaries of such parent entity, and the termination of such relationship or service); provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under this Agreement or under any other agreement between Executive and any of the Releasees that would, by their nature, survive the termination of employment, (ii) equity and other securities of Holdings or rights under agreements with any of the Releasees related to the Executive’s equity securities of Holdings, (iii) benefit claims under any employee benefit plans in which Executive is a participant by virtue of his employment with the Corporation arising after the execution of this Agreement by Executive, (iv) any indemnification, advance or reimbursement rights the Executive may have in accordance with applicable law, indemnification agreements, certificate of incorporation or bylaws of Corporation, or under any director and officer liability insurance or other insurance maintained by the Corporation or a parent entity with respect to liabilities arising as a result of the Executive’s service as an officer and employee of such entities, and (v) claims that cannot be waived by an employee under applicable law. This Paragraph 3(a) does not apply to any Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b) Unknown Claims. The Executive acknowledges that the Executive may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts. In addition, the Executive, on behalf of himself and the other Releasors, hereby waives any and all rights and benefits conferred upon him and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Executive, on behalf of himself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Corporation in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his/her choosing with respect thereto; (iii) having read the terms of this Agreement, the Executive understands its terms and effects, and the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled, and acknowledges such consideration is adequate and satisfactory to the Executive. The Executive also understands that the Executive has seven days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing the Corporation with a written notice of his revocation of the release and waiver contained in this paragraph. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Agreement is executed by the Executive.

Exhibit A-2

(d) No Assignment. The Executive represents and warrants that the Executive has not assigned or otherwise transferred any of the Claims being released under this Agreement. The Corporation may assign this Agreement, in whole or in part, to any affiliated entity, including subsidiaries of the Corporation, or any successor in interest to the Corporation.

4. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding that is released hereunder against any party released herein before any local, state or federal agency, court or other body, other than with respect to the obligations of the Corporation or any other party released herein to the Executive under this Agreement or any indemnification or other rights the Executive may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Paragraph 4(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Executive and the Corporation confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Paragraph 4(a) shall not preclude the Executive from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation to the extent released hereunder. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency to the extent released hereunder.

5. Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit the Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Executive’s attorney or in a

Exhibit A-3

sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement prevents the undersigned from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.

6. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

7. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Corporation or Executive.

8. Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely Los Angeles, California.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Corporation that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 16 of the Employment Agreement.

10. Notices. Notices under this Agreement must be given as is specified in Section 17 of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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Exhibit A-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

“CORPORATION”

By:
Its:
Dated:

“EXECUTIVE”

Scott Wagner
Dated:

[SIGNATURE PAGE TO GENERAL RELEASE OF ALL CLAIMS]